EXHIBIT 99

OSG                                                                                                           News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES SIGNING
OF DEFINITIVE AGREEMENTS FOR BAREBOAT CHARTER
OF TEN NEWBUILD JONES ACT PRODUCT TANKERS

New York, June 3, 2005 - Overseas Shipholding Group, Inc. (NYSE:OSG) announced today that it has signed definitive agreements for the bareboat charters of ten Veteran MT-46 class Jones Act Product Tankers to be constructed by Kvaerner Philadelphia Shipyard, Inc. (KPSI). Following construction, KPSI will transfer the vessels to leasing subsidiaries of American Shipping Corporation, an affiliate of KPSI, which will in turn bareboat charter the vessels to subsidiaries of OSG for initial terms of five or seven years, with extension options for the life of the vessels. The vessels are scheduled to be delivered from 2006 through 2010. The definitive agreements have been approved by the Boards of Directors of Kvaerner ASA and OSG. The bareboat charters will become effective upon receipt of relevant government approvals and delivery of the vessels.

"The bareboat charters of the ten newbuild Jones Act Product Tankers by OSG represents a significant milestone in the company's participation in the U.S. Flag business," said Morten Arntzen, President and Chief Executive Officer of OSG. "With these charters, OSG will have the largest and most modern Jones Act Product Tanker fleet. The addition of these vessels also represents increased employment opportunities for our highly qualified US crews."

"I am extremely pleased with the completion of these agreements which assure a strong future for KPSI and the approximately 800 men and women employed at the yard" said Dave Meehan, President and CEO of KPSI. "This Project represents a commitment to this shipyard by Kvaerner and OSG and is a clear statement of support for the Jones Act and the entire United States maritime industry."

The addition of the ten vessels is in line with OSG's strategy to grow its U.S. Flag business and strengthen its position as a leading player in the U.S. Flag bulk shipping market. This newbuilding program represents a significant step in replacing the aging U.S. Flag non-double hull Jones Act product tanker fleet with state-of-the-art, environmentally-friendly double-hull tonnage, ensuring the continued safe and reliable coastwise transportation of petroleum products in the United States. Currently the U.S. Jones Act business is characterized by long-term time charters, a market in which OSG hopes to capture future business. Further U.S. Flag expansion plans include operating vessels in the U.S. Maritime Security Program, which awarded four contracts to OSG in February 2005.

Following enactment of the National Defense Tanker Vessel Construction Program, OSG and KPSI submitted a proposal to construct and operate five U.S. Flag product tankers in the international trade and participate in the U.S. Maritime Security Program. Congress has appropriated funds to begin construction of these vessels, but the award of the contracts has been suspended by the Maritime Administration. OSG and KPSI remain confident that this program, given its importance to the U.S. military, will be restored.

Media Contact Morten Arntzen President and CEO 212-578-1900	Investor Contact Jennifer Schlueter Corporate Communications 212-578-1634

About Overseas Shipholding Group, Inc.

OSG, one of the world's largest publicly listed bulk shipping companies, owns and operates a modern tanker fleet of 99 vessels aggregating 13.5 million deadweight tons comprised of International Flag and U.S. Flag vessels that transport crude oil, petroleum products and dry bulk commodities. Additionally, OSG's newbuilding program consists of four LNG vessels aggregating 864,800 cubic meters which will deliver in 2007 and 2008.

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This release contains forward-looking statements regarding the prospects of OSG, including the likelihood of the delivery of the vessels and receiving relevant government approvals with respect to the bareboat charters, the outlook for the Jones Act Product Tanker market and the prospects of funding the National Defense Tanker Vessel Construction Program. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG's Annual Report on Form 10-K.